Exhibit 10.1

FIRST amendment to employment agreement

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of January 3, 2023, between EyePoint Pharmaceuticals, Inc. (the “Company”), and Jay S. Duker, M.D. (“Employee”).

W I T N E S S E T H

WHEREAS, the Company and Employee have previously entered into that certain Amended and Restated Employment Agreement, effective as of November 1, 2021 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to enter into this Amendment to modify certain provisions of the Employment Agreement regarding Employee’s role and severance benefits.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.
Position and Duties. Subsection (a) of Section 1 of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof.

(a)
As of January 3, 2023 (the “President & COO Start Date”), Employee is promoted to the role of President and Chief Operating Officer, reporting to the Chief Executive Officer (“CEO”) of the Company. This is an exempt position. During Employee’s employment, Employee may be asked from time to time, to serve as a director or officer of one or more of the Company's subsidiaries, in each case, without further compensation. If Employee’s employment with the Company terminates for any reason, then concurrently with such termination, Employee will be deemed to have resigned from any director, officer, trustee, or other positions Employee may hold with the Company, the Company's subsidiaries, or any of their respective related committees, trusts, or other similar entities, in each case unless otherwise agreed in writing by the Company and Employee.

3.
The following subsection (d) is hereby added to the end of Section 1 of the Employment Agreement:

(d) Employee’s principal place of employment hereunder shall be the Company’s headquarters in Watertown, Massachusetts. Employee acknowledges and agrees that Employee may be required to travel from time to time for business reasons.

4.
Subsections (a), (b) and (c) of Section 2 of the Employment Agreement are hereby deleted in their entirety and the following substituted in lieu thereof.

(a)
Base Salary. The Company will pay Employee a base salary at the rate of $581,000 per year, payable in accordance with the regular payroll practices of the Company (as may be increased, from time to time, the "Base Salary").

(b)
Bonus Compensation. For each fiscal year completed during Employee’s employment under this Agreement, Employee will be eligible for an annual cash bonus. With effect from the President & COO Start Date, Employee’s target bonus will be 55% of the Base Salary (the "Target Bonus"), with the actual amount of any such bonus being determined by the Board of Directors of the Company (the "Board") in its sole discretion, based on Employee’s performance and that of the Company against goals established by the Board (and for the goals based on Employee’s performance, agreed to by Employee) and consistent with any applicable plan or program documents and generally applicable Company policies. Except as otherwise expressly provided in Section 4 hereof, Employee must be employed through the end of the fiscal year to which a bonus relates in order to earn the bonus. Subject to Section 4 of this Agreement, if Employee’s employment terminates, for any reason, prior to the end of the fiscal year to which a bonus relates, the bonus is not earned.

(c)
President & COO Equity Grants. Subsequent to the President & COO Start Date, on dates to be determined by the Compensation Committee of the Board of Directors of the Company, and subject to the Company’s adoption and shareholder approval of a new Long Term Incentive Plan in June 2023, Employee will be granted (A) a new award of 85,000 options (“Options”) to purchase common stock (“Stock”) with time-based vesting (i) one-quarter on the first anniversary of the grant date and (ii) in equal monthly installments thereafter until vested in full on the fourth anniversary of the grant date; and (B) an award of 45,000 restricted stock units (“RSUs”) with time-based vesting (i) one-third on the date that is twelve (12) months following the RSU grant date, and (ii) one-third on the date that is twenty-four (24) months following the RSU grant date and (iii) one-third on the date that is thirty (30) months following the RSU grant date.

5.
Death and Disability. Section 3(e) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof.

(e) Death and Disability. Employee’s employment hereunder shall automatically terminate in the event of Employee’s death during employment. In the event Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay Employee the Base Salary and to provide Employee benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If Employee is unable to return to work after twelve (12) weeks of disability, the Company may terminate Employee’s employment, upon notice to Employee. If any question shall arise as to whether Employee is disabled to the extent that Employee is unable to perform substantially all of Employee’s duties and responsibilities for the Company and its subsidiaries, Employee shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom Employee or Employee’s guardian, if any, has no reasonable objection to determine whether Employee is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on Employee.

6.
Other Matters Related to Termination. Section 4 of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(a) Final Compensation. In the event of termination of Employee’s employment with the Company, howsoever occurring, the Company shall pay Employee (i) the Base Salary for the final payroll period of Employee’s employment, pro-rated through the date that Employee’s employment terminates; (ii) compensation at the rate of the Base Salary for any accrued, unused vacation time; and (iii) reimbursement, in accordance with Section 2(g) hereof, for business expenses incurred by Employee but not yet paid to Employee as of the date Employee’s employment terminates; provided Employee submits all expenses and supporting documentation required within sixty (60) days of the date Employee’s employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 4(a)(iii), Final Compensation will be paid to Employee within thirty (30) days following the date of termination (or such shorter period required by law).

(b) Severance Payments. Subject to Section 4(c) below, in the event of any termination of Employee’s employment pursuant to Section 3(b) or Section 3(c) above, the Company will pay Employee, in addition to Final Compensation, (i) the Base Salary for the period of twelve (12) months from the date of termination; (ii) the Target Bonus for the calendar year in which Employee’s employment terminates, pro-rated through the date that Employee’s employment terminates; (iii) one times the Target Bonus; in cases (i), (ii) and (iii), payable in equal installments during the period of Base Salary continuation under clause (i); and (iv) provided Employee timely elects continuation coverage for Employee and Employee’s eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on Employee’s behalf and that of Employee’s eligible dependents immediately preceding the date that Employee’s employment terminates until the earlier of (A) the last day of the period of Base Salary continuation under clause (i) and (B) the date that Employee and Employee’s eligible dependents become ineligible for COBRA coverage pursuant to applicable law or plan terms. The severance payments described in clauses (i) through (iv) above are referred to as the “Severance Payments”. In addition, in the event of any termination of Employee’s employment pursuant to Section 3(b) or Section 3(c) above, any unvested equity awards held by Employee as of immediately prior to Employee’s termination of employment that would have vested as of the first anniversary of the date of Employee’s termination of employment had Employee remained in continuous employment with the Company or any subsidiary through such first anniversary will vest upon Employee’s termination of employment and any such equity awards that are subject to exercise shall remain exercisable until the earlier of three (3) months following the date of Employee’s termination of employment and the last day of the option term (the “Equity Acceleration”).

(c) Change of Control Severance Payments. In the event of any termination of Employee’s employment pursuant to Section 3(b) or Section 3(c) above, in each case within sixty (60) days prior to, or within eighteen (18) months following, the occurrence of a Change of Control (the “Change of Control Period”), the Company will pay Employee, in addition to Final Compensation and in lieu of the Severance Payments and the Equity Acceleration set forth in Section 4(b) above, (i) the Base Salary for the period of eighteen (18) months from the date of termination; (ii) the Target Bonus for the calendar year in which Employee’s employment terminates, pro-rated through the date that Employee’s employment terminates; (iii) one and one-half (1.5) times the Target Bonus; in cases (i), (ii) and (iii), payable in a lump sum; and (iv) provided Employee timely elects continuation coverage for Employee and Employee’s eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on Employee’s behalf and that of Employee’s eligible dependents immediately preceding the date that Employee’s employment terminates until the earlier of (A) the end of the eighteen (18) month period immediately following the date of termination and (B) the date that Employee and Employee’s eligible dependents become ineligible for COBRA coverage to the extent permissible by law and plan terms. The severance payments described in clauses (i) through (iv) above are referred to as the “Change of Control Severance Payments”. In addition, in the event of any termination of Employee’s employment pursuant to Section 3(b) or Section 3(c) above, in each case during the Change in Control Period, all of Employee’s then-outstanding equity awards shall immediately accelerate and vest in full upon such termination of employment (or, if later, upon the occurrence of the Change of Control) and any such equity awards that are subject to exercise shall remain exercisable until the earlier of the first anniversary of the date of your employment termination (or three (3) months following the date of your employment termination in the case of any incentive stock options) and the last day of the option term (the “Change of Control Equity Acceleration”).

(d) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide Employee the Severance Payments and the Equity Acceleration, or the Change of Control Severance Payments and the Change of Control Equity Acceleration, as applicable, is conditioned, however, on Employee’s cooperation in the transition of Employee’s duties and Employee’s execution and return to the Company of a Separation Agreement and General Release, which will include a release by Employee of all releasable claims relating to employment or separation from employment, reaffirmation of Employee’s obligations under the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement, a twelve-month post-employment non-competition provision, and confidentiality, non-disparagement and cooperation obligations of the parties (the “Separation Agreement”) in a form substantially similar to the form attached hereto as Exhibit 4(c). The Separation Agreement must become binding and enforceable within 60 calendar days after Employee’s termination of employment (or such shorter period provided for in the Separation Agreement). Unless otherwise provided by this Agreement, the first payment of the Severance Payment or the Change of Control Severance Payment, as applicable, will be made on the Company’s next regular payday following the effective date of the Separation Agreement; but that first payment shall include all amounts accrued retroactive to the day following the date Employee’s employment terminated. Notwithstanding anything contained herein to the contrary, in the event that the period during which Employee may review and revoke the Separation Agreement begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid to Employee no earlier than January 1 of the second calendar year.

(e) Benefits Termination. Except as provided in Sections 4(b) and (c) above or under COBRA, Employee’s participation in all employee benefit plans, if applicable, shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of Employee’s employment, without regard to any continuation of the Base Salary or other payment to Employee following termination and Employee shall not be eligible to earn vacation or other paid time off following the termination of Employee’s employment.

(f) Assistance in Litigation. Employee agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions that relate to events or occurrences that transpired while Employee is or was employed by the Company. Employee’s cooperation includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company as requested at mutually convenient times. Employee’s cooperation also includes fully cooperating with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee is or was employed by the Company. The Company shall pay

Employee all expenses relating to such cooperation, and shall pay for his time at his then current consulting rate for all such cooperation (other than the execution and return of documents) during any period that the Company is not paying Employee wages or post-employment separation pay.

(g) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation each party’s obligations under Section 4. The obligation of the Company to make payments to Employee under Section 4(b) or Section 4(c), as applicable, are expressly conditioned upon continued full performance of Employee’s obligations under Section 4 hereof. Upon termination by either Employer or the Company, all rights, duties and obligations of Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

7.
Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Amendment.

8.
Miscellaneous.

(a)
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles thereof.
(b)
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(c)
Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

EYEPOINT PHARMACEUTICALS, INC.

By /s/ Nancy Lurker

Name: Nancy S. Lurker

Title: Chief Executive Officer

/s/ Jay Duker

Jay S. Duker, M.D.